UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 28, 1997


                             RESEARCH, INCORPORATED
             (Exact name of Registrant as specified in its charter)


          Minnesota                                           41-0908058
(State or other jurisdiction of                             (IRS Employer
 incorporation or organization)                           Identification No.)

                                     0-2387
                            (Commission File Number)

      6425 Flying Cloud Drive
      Eden Prairie, Minnesota                                    55344
(Address of principal executive offices)                       (Zip Code)


       Registrant's telephone number, including area code: (612) 829-8311


                                 Not Applicable
         (Former name or former address, if changed, since last report)





ITEM 5.  OTHER INFORMATION.

         On May 28, 1997, Research, Incorporated (the "Company") entered into a Stock Redemption Agreement ("Agreement") with Mary Ellen Abramson and the Estate of Andrew E. Abramson (the "Shareholders"). The Company acquired under the Agreement all right, title and interest of the Shareholders in 237,519 shares of the Company's common stock for a per share price of $6.45 (the "Shares"). As a result of the redemption, the Company now has 968,424 shares of common stock outstanding.

         The total consideration for the redemption of the Shares was $1,531,997.50. Of the total consideration, $765,997.50 was paid in cash and $766,000 will be paid on or about January 15, 1998 pursuant to the terms of a Promissory Note which provides for an interest rate of 8.5% per annum. As security for the payment of the remaining consideration, the Company executed a Security Agreement in favor of Mary Ellen Abramson and pledged all of its accounts receivable, intangibles and inventory as collateral.



ITEM 7.  EXHIBITS

         Exhibit 1 Stock Redemption Agreement Dated May 28, 1997 between the Company and the Shareholders.

         Exhibit 2 Promissory Note Dated May 28, 1997 between the Company and Mary Ellen Abramson

         Exhibit 3 Security Agreement Dated May 28, 1997, between the Company and Mary Ellen Abramson

         Exhibit 4         Press Release Dated May 28, 1997



                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


RESEARCH, INCORPORATED



By   /s/ Claude C. Johnson
         Claude C. Johnson
         President


Dated:  June 3, 1997